SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2016

INTERCEPT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35668	22-3868459
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

450 W. 15th Street, Suite 505

New York, New York 10011

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2016, Intercept Pharmaceuticals, Inc. (the “Company”) entered into lease agreements relating to the Company’s new global corporate headquarters in the Hudson Yards development site in New York, New York. As described in more detail below, the leases will provide the Company with shorter term office space in 10 Hudson Yards (the “10 Building”) and longer term office space in 55 Hudson Yards (the “55 Building”).

The 10 Lease

The lease for the 10 Building between the Company, as tenant, and Legacy Yards Tenant LP, as landlord, will initially provide the Company with approximately 49,000 square feet of space consisting of the entire 37th floor and a portion of the 40th floor of the 10 Building (the “10 Lease”).

The expiration date of the 10 Lease as it relates to the 37th floor premises is June 30, 2021. The expiration date of 10 Lease as it relates to the 40th floor premises (the “40th Floor Expiration Date”) shall be the earlier to occur of (a) the date that is 285 days after the possession date under the 55 Lease (as defined below), which may be extended pursuant to the terms of the 55 Lease; (b) the date that the Company legally occupies the premises in the 55 Building (as defined below); and (c) June 30, 2021. The 10 Lease contains customary default provisions, including, without limitation, those relating to payment defaults, performance defaults, events of bankruptcy and customary indemnification provisions.

The 10 Lease provides for annual fixed rental payments of approximately (i) $5.2 million per year for the period commencing in April 2017 and ending on the day immediately preceding the 40th Floor Expiration Date and (ii) $3.5 million per year commencing on the 40th Floor Expiration Date and ending on June 30, 2021. In addition to its fixed rent obligations, the Company is obligated to pay its percentage share for customary escalations for operating expenses attributable to the 10 Building and the Hudson Yards development, taxes and tax-related payments. As security for the 10 Lease, the Company will provide the landlord with a letter of credit in the amount of approximately $3.5 million.

The Company expects that its premises in the 10 Building will serve as the temporary location of its new headquarters until its premises in the 55 Building are ready for occupancy.

The 55 Lease

The lease for the 55 Building between the Company, as tenant, and Hudson Yards Owner LLC, as landlord, will provide the Company with approximately 85,000 square feet of space consisting of the 23rd through 25th floors of the 55 Building (the “55 Lease”).

The 55 Lease will expire on the last day of the calendar month in which the 15th anniversary of the day preceding the Rent Commencement Date (as defined below) falls. Under the 55 Lease, the Company has an option to renew the term of the 55 Lease either for (i) two additional terms of five years each or (ii) one additional ten-year term. In addition, the 55 Lease contains customary default provisions, including, without limitation, those relating to payment defaults under the 55 Lease, performance defaults under the 55 Lease, events of bankruptcy and customary indemnification provisions.

The 55 Lease provides for annual fixed rental payments of approximately (i) $7.9 million per year for the period commencing on the date that is 12 months after the Company takes possession of its premises in the 55 Building (the “Rent Commencement Date”) and ending on the day immediately preceding the 5th anniversary of the Rent Commencement Date; (ii) $8.7 million per year for the period commencing on 5th anniversary of the Rent Commencement Date and ending on the day immediately preceding the 10th anniversary of the Rent Commencement Date; and (iii) $9.6 million per year for the period commencing on 10th anniversary of the Rent Commencement Date and ending upon the expiration date of the 55 Lease.

In addition to its fixed rent obligations, the Company is obligated to pay (x) certain incremental construction costs incurred by the landlord on behalf of the Company and (y) its percentage share for customary escalations for operating expenses attributable to the 55 Building and the Hudson Yards development, taxes and tax-related payments. As security for the 55 Lease, the Company will provide the landlord with a letter of credit in the amount of approximately $8.7 million, which will be subject to periodic reduction under the terms of the 55 Lease.

The foregoing description does not constitute a complete summary of the terms of the 10 Lease and the 55 Lease, and is qualified in its entirety by reference to the full text of the 10 Lease and the 55 Lease, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2016

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
Mark Pruzanski, M.D.
President and Chief Executive Officer